VALHI, INC.

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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE                           CONTACT:

Valhi, Inc.                                     Bobby D. O'Brien
Three Lincoln Centre                            Vice President
5430 LBJ Freeway, Suite 1700                    (972) 233-1700
(972) 233-1700


                       VALHI REPORTS FIRST QUARTER RESULTS


     DALLAS, TEXAS . . May 10, 2004. Valhi, Inc. (NYSE: VHI) reported income before cumulative effect of a change in accounting principle of $3.4 million, or $.03 per diluted share, in the first quarter of 2004 compared to income of $1.6 million, or $.01 per diluted share, in the first quarter of 2003.

     Chemicals sales increased $10.3 million in the first quarter of 2004 compared to the first quarter of 2003 as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $21 million, more than offset the impact of lower average TiO2 selling prices. Despite the increase in sales, chemicals operating income was lower in the 2004 period due primarily to lower average TiO2 selling prices. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the first quarter of 2004 were 4% lower than the first quarter of 2003. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the first quarter of 2004 increased 4% compared to the first quarter of 2003.

     Kronos' TiO2 sales volumes in the first quarter of 2004 approximated Kronos' Ti02 sales volumes in the first quarter of 2003. Kronos' TiO2 production volumes in the first quarter of 2004 also approximated Kronos' Ti02 production volumes the first quarter of 2003, with operating rates at near capacity in both periods. Fluctuations in currency exchange rates did not have a significant effect on chemicals operating income comparisons.

     Component products sales were higher in the first quarter of 2004 as compared to the same period in 2003 due primarily to the favorable effect of fluctuations in foreign currency exchange rates. Fluctuations in the value of the U.S. dollar relative to other currencies increased component products sales by $2.5 million in the first quarter of 2004 as compared to the first quarter of 2003. The favorable effect of fluctuations in foreign currency exchange rates is primarily due to the weakening of the U.S. dollar in relation to the Canadian dollar and the euro. Component products sales comparisons were also impacted by higher sales volumes of security products, lower sales volumes of precision slide products to the European market and the effect of price increases for certain slide products.

     Component products operating income comparisons were favorably impacted by the effect of certain cost reduction efforts undertaken in 2002 and 2003, including retooling of CompX's facility in Michigan, consolidating CompX's two Canadian facilities into one facility and restructuring the CompX's operations in the Netherlands. In addition, operating income comparisons were also favorably impacted by relative changes in product mix of security products, the price increases for certain slide products and expenses of approximately $400,000 incurred during the first quarter of 2003 associated with the consolidation of the two Canadian facilities into one facility. Fluctuations in currency exchange rates did not have a significant effect on component products operating income comparisons.

     Waste management sales declined in 2004, and its operating loss increased, due to continued weak demand for waste management services and higher expenses associated with recent permitting efforts to expand low-level and mixed-level radioactive waste disposal capabilities and the enhancement of the operating management team.

     TIMET's sales increased from $99.3 million in the first quarter of 2003 to $120.5 million in the first quarter of 2004. TIMET's operating results improved from an operating loss of $8.1 million in the first quarter of 2003 to operating income of $2.8 million in the 2004 period. The improvement in TIMET's results were due in part to a 26% increase in sales volumes of mill products and a 44% increase in sales volumes of melted products (ingot and slab), partially offset by declines in overall average selling prices for mill and melted products (which prices were favorably impacted by the weakening of the U.S. dollar in relation to the British pound sterling and the euro and were negatively impacted by changes in product mix).

     General corporate expenses were lower in the first quarter of 2004 compared to the first quarter of 2003 due primarily to lower environmental remediation and legal expenses of NL. The cumulative effect of the change in accounting principle in the first quarter of 2003 related to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o The impact of certain long-term contracts on certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o The ability to implement headcount reductions in certain operations in a cost effective manner within the constraints of non-U.S. governmental regulations, and the timing and amount of any such cost savings realized,
o    The ability of the Company to renew or refinance credit facilities,
o    Uncertainties associated with new product development,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o The ultimate resolution of pending litigation, and o Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                   Three months ended March 31, 2003 and 2004
                    (In millions, except earnings per share)

                                                                                     2003            2004
                                                                                     ----            ----

Net sales
  Chemicals                                                                         $253.0         $263.3
  Component products                                                                  51.0           53.1
  Waste management                                                                     1.4             .8
                                                                                    ------         ------

                                                                                    $305.4         $317.2

Operating income
  Chemicals                                                                         $ 30.7         $ 22.2
  Component products                                                                   1.3            2.9
  Waste management                                                                    (2.0)          (3.2)
                                                                                    ------         ------

    Total operating income                                                            30.0           21.9

General corporate items, net
  Interest and dividend income                                                         8.3            8.1
  Securities transaction gains, net                                                     .3           -
  Expenses, net                                                                      (17.1)          (9.0)
Interest expense                                                                     (14.4)         (15.6)
                                                                                    ------         ------

                                                                                       7.1            5.4
Equity in:
  TIMET                                                                               (2.8)            .4
  Other                                                                                 .7             .1
                                                                                    ------         ------

    Income before income taxes                                                         5.0            5.9

Provision for income taxes                                                             2.0             .7

Minority interest in after-tax earnings                                                1.4            1.8
                                                                                    ------         ------

    Income before cumulative effect of change
     in accounting principle                                                           1.6            3.4

Cumulative effect of change in accounting principle                                     .6           -
                                                                                    ------         ---

    Net income                                                                      $  2.2         $  3.4
                                                                                    ======         ======

Basic and diluted earnings per share
  Income before cumulative effect
   of change in accounting principle                                                $  .01         $  .03
  Cumulative effect of change in accounting principle                                  .01           -
                                                                                    ------         ---

    Net income                                                                      $  .02         $  .03
                                                                                    ======         ======

Shares used in calculation of per share amounts
  Basic earnings                                                                     118.3          120.2
                                                                                    ======         ======

  Diluted earnings                                                                   118.4          120.5
                                                                                    ======         ======

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                                          Percentage change-
                                                                                          Three months ended
                                                                                               March 31,
                                                                                             2003 vs. 2004
                                                                                     ------------------------------

Percentage change in average selling prices:
  Using actual foreign currency exchange rates                                                    +4%


  Impact of changes in foreign currency
   exchange rates                                                                                 -8%
                                                                                     ------------------------------

    In billing currencies                                                                         -4%
                                                                                     ==============================